EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-84906) pertaining to the WellPoint 401(k) Retirement Savings Plan, formerly the Anthem 401(k) Long Term Savings Investment Plan, of our report dated June 1, 2006 with respect to the financial statements and schedule of the WellPoint 401(k) Retirement Savings Plan, formerly the Anthem 401(k) Long Term Savings Investment Plan, included in this Annual Report on Form 11-K for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Indianapolis, Indiana

June 22, 2006